Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 17, 2004, with respect to the financial statements of Laxdale Limited included in the Registration Statement (Form F-3) and related Prospectus of Amarin Corporation plc for the registration of 36,369,132 of its ordinary shares

Ernst & Young LLP

Glasgow, Scotland
February 2, 2006